CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

WRC MEDIA INC.

          WRC Media Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”),

          DOES HEREBY CERTIFY AS FOLLOWS:

          FIRST. That the Board of Directors of the Corporation has duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation and declaring such amendment to be advisable. Pursuant to the proposed amendment, ARTICLE IV, Section 1(a) of the Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:

“ARTICLE IV

          SECTION 1. Shares, Classes and Series Authorized.

          (a) The aggregate number of shares which the Corporation shall have authority to issue is 420,000,000 consisting of (1) 400,000,000 shares of Common Stock, par value $0.01 per share, and (2) 20,000,000 shares of Preferred Stock, par value $0.01 per share.”

          SECOND. That thereafter the foregoing amendment was approved by a majority of the stockholders of the Corporation.

          THIRD. That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the DGCL.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation of the Corporation to be signed by Charles L. Laurey, Secretary of the Corporation, this 22 day of July, 2005.

By:	/s/ Charles L.Laurey

Name: Charles L. Laurey Title: Secretary